Exhibit 99.1

Aug. 7, 2012

DCP Midstream Partners Reports Second Quarter 2012 Results

•	Second quarter 2012 financial results in line with 2012 forecast

•	Quarterly distribution increase in line with 2012 distribution growth forecast

•	Second quarter results reflect a $14.5 million non-cash inventory write-down

•	Completed $200 million drop down from DCP Midstream of two non-operated Mont Belvieu fractionators

•	Completed $63 million acquisition of Crossroads system in East Texas from Penn Virginia Resource Partners, L.P.

DENVER—(BUSINESS WIRE)— DCP Midstream Partners, LP (NYSE: DPM), or the Partnership, today reported financial results for the three and six months ended June 30, 2012. The table below reflects results for the three and six months ended June 30, 2012 and 2011 on a consolidated basis and results for the 2011 periods as originally reported.

SECOND QUARTER AND YEAR TO DATE SUMMARY RESULTS

	Three Months Ended June 30, (2)			Six Months Ended June 30, (2)
	2012 (3)	2011 (3)	As Reported in 2011	2012 (3)	2011 (3)	As Reported in 2011
	(Unaudited)
	(Millions, except per unit amounts)
Net income attributable to partners	$79.1	$47.7	$41.5	$102.4	$47.7	$35.6
Net income per limited partner unit - basic and diluted	$1.33	$0.80	$0.80	$1.64	$0.56	$0.56
Adjusted EBITDA(1)	$35.1	$55.0	$45.0	$118.6	$118.9	$97.3
Adjusted net income attributable to partners(1)	$13.9	$25.6	$20.5	$61.0	$60.7	$48.5
Adjusted net income per limited partner unit(1) - basic and diluted	$0.08	$0.30	$0.33	$0.81	$0.86	$0.86
Distributable cash flow(1)	$21.9	**	$39.0	$76.9	**	$85.4

(1)	Denotes a financial measure not presented in accordance with U.S. generally accepted accounting principles, or GAAP. Each such non-GAAP financial measure is defined below under “Non-GAAP Financial Information”, and each is reconciled to its most directly comparable GAAP financial measures under “Reconciliation of Non-GAAP Financial Measures” below.
(2)	In March 2012, the Partnership completed the contribution from DCP Midstream, LLC (“DCP Midstream”) of the remaining 66.7 percent interest in DCP Southeast Texas Holdings, GP, in a transaction between entities under common control. This transfer of net assets between entities under common control was accounted for as if the transaction had occurred at the beginning of the period, and prior years were retrospectively adjusted to furnish comparative information similar to the pooling method. In addition, results are presented as originally reported in 2011 for comparative purposes.
(3)	We recognized $14.5 million and $19.1 million in non-cash lower of cost or market adjustments during the three and six months ended June 30, 2012, respectively. We recognized $0.6 million in non-cash lower of cost or market adjustments during the six months ended June 30, 2011 and no lower of cost or market adjustments for the three months ended June 30, 2011.
**	Distributable cash flow has not been calculated under the pooling method.

SECOND QUARTER HIGHLIGHTS

•

Effective July 2, 2012, we completed the previously announced $200 million drop down of two non-operated Mont Belvieu fractionators from our general partner, DCP Midstream. The completion of this transaction will provide significant fee-based margins.

•

Effective July 3, 2012, we acquired the Crossroads system from Penn Virginia Resource Partners, L.P. for $63 million. Underpinned by fee-based margins, the Crossroads system located in the southeastern portion of Harrison county in East Texas includes an 80 million cubic feet per day cryogenic processing plant and related facilities.

•	Our capital projects for the construction of our natural gas processing plant in the Eagle Ford shale and our Keathley Canyon expansion project at Discovery are progressing on plan.

•

We raised $177 million of equity through a private placement, which positions us well in terms of both liquidity and cost of capital to support our growth outlook, including co-investment opportunities with our general partner.

CEO PERSPECTIVE

“Despite weakness in NGL markets, year to date financial results and distribution growth were in line with our 2012 forecast”, said Mark Borer, president and CEO of the Partnership. “Our second quarter results reflect the normal seasonality as well as reduced volumes in our wholesale propane business due to lingering weather impacts, largely offset by our accelerating growth. We continue to execute on our multi-faceted growth strategy including attractive co-investment opportunities with our general partner. We are pleased with our ongoing capital markets access and strong capital structure.”

CONSOLIDATED FINANCIAL RESULTS

Adjusted EBITDA for the three months ended June 30, 2012 decreased to $35.1 million from $55.0 million for three months ended June 30, 2011. Adjusted EBITDA for the six months ended June 30, 2012 decreased slightly to $118.6 million from $118.9 million for six months ended June 30, 2011. Adjusted EBITDA for the three and six months ended June 30, 2012 include a non-cash write down to reflect propane inventory carrying costs at the lower of cost or market price (“LCM Adjustment”) for our wholesale propane logistics segment for $14.5 million and $15.2 million, respectively.

On July 26, 2012, we announced a quarterly distribution of $0.67 per limited partner unit. This represents an increase of 1.5 percent over the last quarterly distribution and an increase of 5.9 percent over the distribution declared in the second quarter of 2011. Our distributable cash flow of $21.9 million for the three months ended June 30, 2012, including the impact of the $14.5 million LCM Adjustment, provided a 0.5 times distribution coverage ratio adjusted for the timing of actual distributions paid during the quarter. The distribution coverage ratio adjusted for the timing of actual distributions paid during the last four quarters was approximately 1.0 times.

OPERATING RESULTS BY BUSINESS SEGMENT

Natural Gas Services—Adjusted segment EBITDA of $53.0 million for the three months ended June 30, 2012 remained flat from $53.1 million for the three months ended June 30, 2011. These results reflect the addition of the remaining 49.9% interest in East Texas and higher results from Southeast Texas, offset by weaker commodity prices.

Adjusted segment EBITDA increased to $119.6 million for the six months ended June 30, 2012 from $103.8 million for the six months ended June 30, 2011, reflecting the addition of the remaining 49.9% interest in East Texas, higher results from Southeast Texas, partially offset by weaker commodity prices.

Results for 2011 are shown using the required pooling method of accounting, which include 100% of Southeast Texas.

NGL Logistics—Adjusted segment EBITDA increased to $11.2 million for the three months ended June 30, 2012 from $10.9 million for the three months ended June 30, 2011, reflecting higher throughput on our pipelines.

Adjusted segment EBITDA increased to $23.0 million for the six months ended June 30, 2012 from $17.3 million for the six months ended June 30, 2011, reflecting higher throughput on our pipelines as well as growth from the Wattenberg pipeline expansion project and the DJ Basin fractionators acquired in March 2011.

Wholesale Propane Logistics—Adjusted segment EBITDA decreased to $(18.1) million for the three months ended June 30, 2012 from $2.5 million for the three months ended June 30, 2011, reflecting the LCM Adjustment, a $14.5 million non-cash write down to reflect propane inventory carrying costs at the lower of cost or market price. We expect to substantially recover the LCM Adjustment through the sale of inventory during the upcoming heating season.

Adjusted segment EBITDA decreased to $(1.1) million for the six months ended June 30, 2012 from $21.0 million for the six months ended June 30, 2011, reflecting the non-cash LCM Adjustment and decreased volumes as a result of near record warm weather.

CORPORATE AND OTHER

Decreased depreciation and amortization expense for the three and six months ended June 30, 2012, as compared to the three months and six months ended June 30, 2011, reflect a change in the estimated useful life of our assets. Additionally, interest expense for the three months and six months ended June 30, 2012 includes higher debt and borrowing costs.

CAPITALIZATION

At June 30, 2012, we had $948 million of total debt outstanding comprised of $598 million of senior notes and $350 million outstanding under our revolver. Total unused revolver capacity was approximately $650 million. Our leverage ratio pursuant to our credit facility for the quarter ended June 30, 2012, was approximately 3.4 times. Our effective interest rate on our overall debt position, as of June 30, 2012, was 3.7 percent.

COMMODITY DERIVATIVE ACTIVITY

The objective of our commodity risk management program is to protect downside risk in our distributable cash flow. We utilize mark-to-market accounting treatment for our commodity derivative instruments. Mark-to-market accounting rules require companies to record currently in earnings the difference between their contracted future derivative settlement prices and the forward prices of the underlying commodities at the end of the accounting period. Revaluing our commodity derivative instruments based on futures pricing at the end of the period creates an asset or liability and associated non-cash gain or loss. Realized gains or losses from cash settlement of the derivative contracts occur monthly as our physical commodity sales are realized or when we rebalance our portfolio. Non-cash gains or losses associated with the mark-to-market accounting treatment of our commodity derivative instruments do not affect our distributable cash flow.

For the three months ended June 30, 2012, commodity derivative activity and total revenues included non-cash gains of $64.8 million. This compares to non-cash gains of $22.9 million for the three months ended June 30, 2011. The $10.5 million net hedge receipts for the three months ended June 30, 2012 were receipts of $8.6 million for commodity derivative activities related to the Southeast Texas Storage business and $1.9 million primarily for the balance of our commodity hedging program. The $9.2 million net hedge payments for the three months ended June 30, 2011 were $9.3 million of net payments primarily for the balance of our commodity hedging program, offset by receipts of $0.1 million for commodity derivative activities related to the Southeast Texas Storage business. For the six months ended June 30, 2012, commodity derivative activity and total revenues included non-cash gains of $42.2 million. This compares to non-cash losses of $12.0 million for the six months ended June 30, 2011. The $27.8 million net hedge receipts for the six months ended June 30, 2012 were receipts of $29.6 million for commodity derivative activities related to the Southeast Texas Storage business, offset by $1.8 million of net payments primarily for the balance of our commodity hedging program. The $14.5 million net hedge payments for the six months ended June 30, 2011 were $15.9 million of net payments primarily for the balance of our commodity hedging program, offset by receipts of $1.4 million for commodity derivative activities related to the Southeast

Texas Storage business. While our earnings will continue to fluctuate as a result of the volatility in the commodity markets, our commodity derivative contracts mitigate a portion of the risk of weakening commodity prices thereby stabilizing distributable cash flows.

EARNINGS CALL

DCP Midstream Partners will hold a conference call to discuss second quarter results on Wednesday, August 8, 2012 at 9:00 a.m. ET. The dial-in number for the call is 1-877-317-6789 in the United States or 1-412-317-6789 outside the United States. A live webcast of the call can be accessed on the Investor section of DCP Midstream Partners’ website at www.dcppartners.com. The call will be available for replay one hour after the end of the conference until 9:00 a.m. ET on August 16, 2012, by dialing 1-877-344-7529 in the United States, or 1-412-317-0088 outside the United States. The replay conference number is 10016544. A replay, transcript and presentation slides in PDF format will also be available by accessing the Investor section of the partnership’s website.

NON-GAAP FINANCIAL INFORMATION

This press release and the accompanying financial schedules include the following non-GAAP financial measures: distributable cash flow, adjusted EBITDA, adjusted segment EBITDA, adjusted net income attributable to partners, and adjusted net income per unit. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures. Our non-GAAP financial measures should not be considered in isolation or as an alternative to our financial measures presented in accordance with GAAP, including net income or loss attributable to partners, net cash provided by or used in operating activities or any other measure of liquidity or financial performance presented in accordance with GAAP as a measure of operating performance, liquidity or ability to service debt obligations and make cash distributions to unitholders. The non-GAAP financial measures presented by us may not be comparable to similarly titled measures of other companies because they may not calculate their measures in the same manner.

We define distributable cash flow as net cash provided by or used in operating activities, less maintenance capital expenditures, net of reimbursable projects, plus or minus adjustments for non-cash mark-to-market of derivative instruments, proceeds from divestiture of assets, net income attributable to non-controlling interests net of depreciation and income tax, net changes in operating assets and liabilities, and other adjustments to reconcile net cash provided by or used in operating activities. Historical distributable cash flow is calculated excluding the impact of retrospective adjustments related to any acquisitions presented under the pooling method. Maintenance capital expenditures are capital expenditures made where we add on to or improve capital assets owned, or acquire or construct new capital assets, if such expenditures are made to maintain, including over the long term, our operating or earnings capacity. Non-cash mark-to-market of derivative instruments is considered to be non-cash for the purpose of computing distributable cash flow because settlement will not occur until future periods, and will be impacted by future changes in commodity prices. Distributable cash flow is used as a supplemental liquidity and performance measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess our ability to make cash distributions to our unit holders and our general partner.

We define adjusted EBITDA as net income or loss attributable to partners less interest income, noncontrolling interest in depreciation and income tax expense and non-cash commodity derivative gains, plus interest expense, income tax expense, depreciation and amortization expense and non-cash commodity derivative losses. The commodity derivative non-cash losses and gains result from the marking to market of certain financial derivatives used by us for risk management purposes that we do not account for under the hedge method of accounting. These non-cash losses or gains may or may not be realized in future periods when the derivative contracts are settled, due to fluctuating commodity prices. We define adjusted segment EBITDA for each segment as segment net income or loss attributable to partners less non-cash commodity derivative gains for that segment, plus depreciation and amortization expense and non-cash commodity derivative losses for that segment, adjusted for any non-controlling interest on depreciation and amortization expense for that segment. Our adjusted EBITDA equals the sum of our adjusted segment EBITDAs, plus general and administrative expense.

Adjusted EBITDA is used as a supplemental liquidity and performance measure and adjusted segment EBITDA is used as supplemental performance measure by our management and we believe by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

•	financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure;

•	viability and performance of acquisitions and capital expenditure projects and the overall rates of return on investment opportunities; and

•	performance of our business excluding non-cash commodity derivative gains or losses;

•

in the case of Adjusted EBITDA, the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness, make cash distributions to our unitholders and general partners, and finance maintenance capital expenditures.

We define adjusted net income attributable to partners as net income attributable to partners, plus non-cash derivative losses, less non-cash derivative gains. Adjusted net income per unit is then calculated from adjusted net income attributable to partners. These non-cash derivative losses and gains result from the marking to market of certain financial derivatives used by us for risk management purposes that we do not account for under the hedge method of accounting. Adjusted net income attributable to partners and adjusted net income per unit are provided to illustrate trends in income excluding these non-cash derivative losses or gains, which may or may not be realized in future periods when derivative contracts are settled, due to fluctuating commodity prices.

ABOUT DCP MIDSTREAM PARTNERS

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership engaged in the business of gathering, compressing, treating, processing, transporting, storing and selling natural gas; producing, fractionating, transporting, storing and selling NGLs and condensate; and transporting, storing and selling propane in wholesale markets. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and Phillips 66. For more information, visit the DCP Midstream Partners, LP website at www.dcppartners.com.

CAUTIONARY STATEMENTS

This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from what management anticipated, estimated, projected or expected.

The key risk factors that may have a direct bearing on the Partnership’s results of operations and financial condition are described in detail in the Partnership’s periodic reports most recently filed with the Securities and Exchange Commission, including its most recent Form 10-K and most recent Form 10-Q. Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

DCP MIDSTREAM PARTNERS, LP

FINANCIAL RESULTS AND

SUMMARY BALANCE SHEET DATA

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	As Reported in 2011	2012	2011	As Reported in 2011
	(Millions, except per unit amounts)
Sales of natural gas, propane, NGLs and condensate	$296.5	$521.5	$323.1	$783.6	$1,156.6	$752.8
Transportation, processing and other	41.9	40.4	38.5	85.7	79.4	74.1
Gain (loss) from commodity derivative activity, net	75.3	13.7	12.6	70.0	(26.5)	(27.6)

Total operating revenues	413.7	575.6	374.2	939.3	1,209.5	799.3
Purchases of natural gas, propane and NGLs	(274.2)	(453.2)	(274.3)	(705.4)	(1,015.3)	(649.3)
Operating and maintenance expense	(29.7)	(26.0)	(21.7)	(56.0)	(54.6)	(45.8)
Depreciation and amortization expense	(9.6)	(24.7)	(20.1)	(34.8)	(49.0)	(40.0)
General and administrative expense	(11.0)	(11.5)	(8.6)	(22.9)	(23.2)	(17.6)
Other income	0.2	0.1	0.1	0.3	0.2	0.2

Total operating costs and expenses	(324.3)	(515.3)	(324.6)	(818.8)	(1,141.9)	(752.5)

Operating income	89.4	60.3	49.6	120.5	67.6	46.8
Interest expense	(11.1)	(8.4)	(8.4)	(23.7)	(16.4)	(16.4)
Earnings from unconsolidated affiliates	2.0	5.7	10.0	7.7	10.2	18.6
Income tax expense	(0.5)	(0.2)	—	(0.7)	(0.5)	(0.2)
Net income attributable to noncontrolling interests	(0.7)	(9.7)	(9.7)	(1.4)	(13.2)	(13.2)

Net income attributable to partners	$79.1	$47.7	$41.5	$102.4	$47.7	$35.6
Net income attributable to predecessor operations	—	(6.2)	—	(2.6)	(12.1)	—
General partner’s interest in net income	(10.2)	(6.2)	(6.2)	(18.6)	(11.7)	(11.7)

Net income allocable to limited partners	$68.9	$35.3	$35.3	$81.2	$23.9	$23.9

Net income per limited partner unit—basic and diluted	$1.33	$0.80	$0.80	$1.64	$0.56	$0.56

Weighted-average limited partner units outstanding—basic and diluted	51.9	44.2	44.2	49.4	42.7	42.7

	June 30, 2012	December 31, 2011	As Reported December 31, 2011
	(Millions)
Cash and cash equivalents	5.5	7.6	6.7
Other current assets	249.2	346.1	233.2
Property, plant and equipment, net	1,578.7	1,499.4	1,181.8
Other long-term assets	500.1	424.3	481.9

Total assets	$2,333.5	$2,277.4	$1,903.6

Current liabilities	226.5	380.5	269.2
Long-term debt	948.3	746.8	746.8
Other long-term liabilities	39.1	51.8	46.7
Partners’ equity	1,084.8	885.9	628.5
Noncontrolling interests	34.8	212.4	212.4

Total liabilities and equity	$2,333.5	$2,277.4	$1,903.6

DCP MIDSTREAM PARTNERS, LP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	As Reported in 2011	2012	2011	As Reported in 2011
	(Millions, except per unit amounts)
Reconciliation of Non-GAAP Financial Measures:
Net income attributable to partners	$79.1	$47.7	$41.5	$102.4	$47.7	$35.6
Interest expense	11.1	8.4	8.4	23.7	16.4	16.4
Depreciation, amortization and income tax expense, net of noncontrolling interest	9.7	21.8	16.9	34.7	42.8	33.4
Non-cash commodity derivative mark-to-market	(64.8)	(22.9)	(21.8)	(42.2)	12.0	11.9

Adjusted EBITDA	35.1	55.0	45.0	118.6	118.9	97.3
Interest expense	(11.1)	(8.4)	(8.4)	(23.7)	(16.4)	(16.4)
Depreciation, amortization and income tax expense, net of noncontrolling interest	(9.7)	(21.8)	(16.9)	(34.7)	(42.8)	(33.4)
Other	(0.4)	0.8	0.8	0.8	1.0	1.0

Adjusted net income attributable to partners	13.9	25.6	20.5	61.0	60.7	48.5

Maintenance capital expenditures, net of reimbursable projects	(4.3)		(2.3)	(7.6)		(4.0)
Distributions from unconsolidated affiliates, net of earnings	0.8		2.7	0.7		5.4
Depreciation and amortization, net of noncontrolling interest	9.1		16.8	33.9		33.2
Proceeds from sale of assets, net of noncontrolling interest	0.1		—	0.1		0.2
Impact of minimum volume receipt for throughput commitment	1.9		1.3	3.5		2.1
Adjustment to remove impact of Southeast Texas pooling	—		—	(17.3)		—
Other	0.4		—	2.6		—

Distributable cash flow(1)	$21.9		$39.0	$76.9		$85.4

Adjusted net income attributable to partners	$13.9	$25.6	$20.5	$61.0	$60.7	$48.5
Net income attributable to predecessor operations	—	(6.2)	—	(2.6)	(12.1)	—
General partner’s interest in net income	(9.9)	(6.0)	(6.0)	(18.4)	(11.8)	(11.8)

Adjusted net income allocable to limited partners	$4.0	$13.4	$14.5	$40.0	$36.8	$36.7

Adjusted net income per unit—basic and diluted	$0.08	$0.30	$0.33	$0.81	$0.86	$0.86

Net cash provided by operating activities	$10.6	$13.6	$24.6	$71.6	$106.3	$88.6
Interest expense	11.1	8.4	8.4	23.7	16.4	16.4
Distributions from unconsolidated affiliates, net of earnings	(0.8)	(0.6)	(2.7)	(0.7)	(1.7)	(5.4)
Net changes in operating assets and liabilities	79.8	61.0	41.1	68.3	(0.8)	(0.4)
Net income or loss attributable to noncontrolling interests, net of depreciation and income tax	(1.1)	(12.8)	(12.9)	(2.2)	(19.9)	(20.0)
Non-cash commodity derivative mark-to-market	(64.8)	(22.9)	(21.8)	(42.2)	12.0	11.9
Other, net	0.3	8.3	8.3	0.1	6.6	6.2

Adjusted EBITDA	35.1	55.0	45.0	118.6	118.9	97.3

Interest expense, net of derivative mark-to-market and other	(11.1)		(8.4)	(20.3)		(16.4)
Maintenance capital expenditures, net of reimbursable projects	(4.3)		(2.3)	(7.6)		(4.0)
Distributions from unconsolidated affiliates, net of earnings	0.8		2.7	0.7		5.4
Proceeds from sale of assets, net of noncontrolling interest	0.1		—	0.1		0.2
Adjustment to remove impact of Southeast Texas pooling	—			(17.3)
Other	1.3		2.0	2.7		2.9

Distributable cash flow(1)	$21.9		$39.0	$76.9		$85.4

(1)	Distributable cash flow has not been calculated under the pooling method.

DCP MIDSTREAM PARTNERS, LP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

SEGMENT FINANCIAL RESULTS AND OPERATING DATA

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	As Reported in 2011	2012	As Reported in 2011
	(Millions, except as indicated)
Reconciliation of Non-GAAP Financial Measures:
Distributable cash flow	$21.9	$39.0	$76.9	$85.4
Distributions declared	$49.4	$34.0	$92.0	$67.4

Distribution coverage ratio	0.44x	1.15x	0.84x	1.27x

Distributable cash flow	$21.9	$39.0	$76.9	$85.4
Distributions paid	$42.6	$33.4	$79.3	$63.4

Distribution coverage ratio — paid	0.51x	1.17x	0.97x	1.35x

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	As Reported in 2011	2012	2011	As Reported in 2011
	(Millions, except per unit amounts)
Natural Gas Services Segment:
Financial results:
Segment net income attributable to partners	$94.4	$57.6	$48.3	116.1	$55.4	$37.4
Non-cash (gain) loss commodity derivative mark-to-market	(49.2)	(23.3)	(22.3)	(26.2)	11.3	11.1
Depreciation and amortization expense	8.2	22.0	17.4	30.5	43.9	34.9
Noncontrolling interest on depreciation and income tax	(0.4)	(3.2)	(3.2)	(0.8)	(6.8)	(6.8)

Adjusted segment EBITDA	$53.0	$53.1	$40.2	$119.6	$103.8	$76.6

Operating and financial data:
Natural gas throughput (MMcf/d)	1,607	1,440	1,223	1,644	1,460	1,247
NGL gross production (Bbls/d)	62,771	54,843	40,754	62,978	55,831	40,714
Operating and maintenance expense	$22.6	$20.0	$15.7	$40.9	$41.0	$32.2

NGL Logistics Segment:
Financial results:
Segment net income attributable to partners	10.4	$8.9	$8.9	20.0	$13.6	$13.6
Depreciation and amortization expense	0.8	2.0	2.0	3.0	3.7	3.7

Adjusted segment EBITDA	$11.2	$10.9	$10.9	$23.0	$17.3	$17.3

Operating and financial data:
NGL pipelines throughput (Bbls/d)	72,786	59,129	59,129	77,740	52,421	52,421
Operating and maintenance expense	$3.5	$1.8	$1.8	$7.7	$5.8	$5.8

Wholesale Propane Logistics Segment:
Financial results:
Segment net (loss) income attributable to partners	$(3.1)	$1.3	$1.3	$13.6	$18.8	$18.8
Non-cash (gain) loss commodity derivative mark-to-market	(15.6)	0.5	0.5	(16.0)	0.8	0.8
Depreciation and amortization expense	0.6	0.7	0.7	1.3	1.4	1.4

Adjusted segment EBITDA	$(18.1)	$2.5	$2.5	$(1.1)	$21.0	$21.0

Operating and financial data:
Propane sales volume (Bbls/d)	11,641	16,538	16,538	23,010	28,288	28,288
Operating and maintenance expense	$3.6	$4.2	$4.2	$7.4	$7.8	$7.8

DCP MIDSTREAM PARTNERS, LP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

	Q311	Q411	Q112	Q212	Twelve months ended June 30, 2012
	(Millions)
Net income attributable to partners	$68.5	$4.7	$23.3	$79.1	$175.6
Net income related to retrospective pooling of Southeast Texas	(2.2)	(6.2)	—	—	(8.4)

Net income (loss) attributable to partners as originally reported	$66.3	$(1.5)	$23.3	$79.1	$167.2

	As Reported in Q311	As Reported in Q411	Q112	Q212	Twelve months ended June 30, 2012
	(Millions, except as indicated)
Net income (loss) attributable to partners	$66.3	$(1.5)	$23.3	$79.1	$167.2
Maintenance capital expenditures, net of reimbursable projects	(2.6)	(2.9)	(3.3)	(4.3)	(13.1)
Depreciation and amortization expense, net of noncontrolling interests	17.2	17.0	24.8	9.1	68.1
Non-cash commodity derivative mark-to-market	(60.0)	25.4	22.6	(64.8)	(76.8)
Distributions from unconsolidated affiliates, net of losses and earnings	2.3	1.6	(0.1)	0.8	4.6
Proceeds from asset sales and assets held for sale, net of noncontrolling interests	2.3	1.4	—	0.1	3.8
Impact of minimum volume receipt for throughput commitment	1.4	(4.4)	1.6	1.9	0.5
Non-cash interest rate derivative mark-to-market	0.7	0.5	1.2	(0.4)	2.0
Adjustment to remove impact of Southeast Texas pooling	—	—	(17.3)	—	(17.3)
Other	—	0.3	2.2	0.4	2.9

Distributable cash flow	$27.6	$37.4	$55.0	$21.9	$141.9

Distributions declared	$34.9	$36.7	$42.6	$49.4	$163.6

Distribution coverage ratio	0.79x	1.02x	1.29x	0.44x	0.87x
Distributable cash flow	$27.6	$37.4	$55.0	$21.9	$141.9

Distributions paid	$34.0	$34.9	$36.7	$42.6	$148.2

Distribution coverage ratio—paid	0.81x	1.07x	1.50x	0.51x	0.96x

Contacts

DCP Midstream Partners, LP

MEDIA AND INVESTOR RELATIONS CONTACT:

Jonni Anwar, 303-605-1868

or

24-Hour: 303-887-5419

www.dcppartners.com

Source: DCP Midstream Partners, LP